Exhibit 99.2

Report of Independent Registered Public Accounting Firm

Management of:
GE Money Bank
GE Consumer Finance Americas, a unit of General Electric Capital Corporation:

We have examined management’s assertion, included in the accompanying Appendix I, that GE Money Bank (“GEMB,” a wholly-owned subsidiary of General Electric Capital Corporation) complied with the servicing criteria as set forth in Item 1122 of the Securities and Exchange Commission’s Regulation AB for credit card asset-backed securities transactions, except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(vi), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which GEMB has determined as being inapplicable to the activities it performs with respect to the credit card asset-backed securities transactions being serviced, as of and for the year ended December 31, 2005. Management is responsible for GEMB’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about GEMB’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about GEMB’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GEMB’s compliance with the servicing criteria.

In our opinion, management’s assertion that GEMB complied with the aforementioned servicing criteria as of and for the year ended December 31, 2005, is fairly stated, in all material respects.

(signed) KPMG LLP

Chicago, Illinois
March 15, 2006

Appendix I

Management Assertion

Management of GE Money Bank (“GEMB,” a wholly-owned subsidiary of the General Electric Capital Corporation) is responsible for assessing compliance with the servicing criteria as set forth in Item 1122 of the Securities and Exchange Commission’s Regulation AB, except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(vi), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv) (“Servicing Criteria”), which GEMB has determined as being inapplicable to the activities it performs with respect to the credit card asset-backed securities transactions being serviced, as of and for the year ended December 31, 2005 relating to:

•       the servicing of the credit card asset-backed securities transactions issued by GE Capital Credit Card Master Note Trust  and

•       the servicing of the credit card asset-backed securities transactions issued by Dillard Credit Card Master Trust I,

The Company’s management has assessed the effectiveness of GEMB’s compliance with the servicing criteria as of and for the year ending December 31, 2005. In making this assertion, management used these Servicing Criteria.

Based on such assertion, management believes that, as of and for the year ending December 31, 2005, GEMB has complied in all material respects with the aforementioned Servicing Criteria relating to the servicing of the credit card asset-backed securities transactions described above.

KPMG, a registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the applicable servicing criteria as of and for the year ending December 31, 2005.

Appendix I

GE Money Bank
As Servicer under the Servicing Agreements

/s/ LISA GIEGEL	/s/ BRENT WALLACE
Lisa Giegel	Brent Wallace
SVP and Controller	Chairman of the Board, President and CEO
March 14, 2006	March 14, 2006
Date	Date
GE Consumer Finance Americas
A unit of General Electric Capital Corporation
/s/ MELISSA HODES	/s/ JON COLTURI
Melissa Hodes	Jon Colturi
VP, Securitization	VP and Manager COE
March 14, 2006	March 14, 2006
Date	Date
/s/ DAN JANKI
Dan Janki
CFO
March 14, 2006
Date